Exhibit 99.1
ADM Reports Fourth Quarter Earnings and Full-Year 2023 Results; Provides 2024 Guidance

Full-Year Reported EPS of $6.43, Adjusted EPS1 of $6.98

Announces Additional $2 Billion in Share Repurchases

CHICAGO, March 12, 2024—ADM (NYSE: ADM) today reported financial results for the quarter and full year ended December 31, 2023.

Full-Year 2023 Highlights
•Segment operating profit of $5,900 million, adjusted segment operating profit1 of $6,244 million
•Trailing four-quarter average adjusted return on invested capital (ROIC)1 of 12.2%

Board Chair and CEO Juan Luciano commented, “ADM’s results speak to the resiliency of our business. Supported by our unparalleled global footprint and capabilities, we delivered another solid year of execution. Our team continues to focus on delivering high-quality products and services for our customers and is driving our productivity and innovation agenda, while generating strong cash flows that allow us to accelerate the return of cash to our shareholders.”

Fourth Quarter and Full-Year 2023 Results

4Q 2023 Results Overview
($ in millions except per share amounts)
	Segment Operating Profit	EPS (as reported)
GAAP	$1,235	$1.06
vs. 4Q 2022	(23)%	(42)%

	Adjusted Segment Operating Profit[1]	Adjusted EPS[1]
NON-GAAP	$1,399	$1.36
vs 4Q 2022	(16)%	(30)%

FY 2023 Results Review

($ in millions except per share amounts)
	Segment Operating Profit	EPS (as reported)
GAAP	$5,900	$6.43
vs. FY 2022	(10)%	(17)%

	Adjusted Segment Operating Profit[1]	Adjusted EPS[1]
NON-GAAP	$6,244	$6.98
vs FY 2022	(6)%	(11)%

1 Non-GAAP financial measures; see pages 6, 7, 8, 13 and 14 for explanations and reconciliations.

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Summary of Fourth Quarter and Full Year 2023
For the fourth quarter ended December 31, 2023, earnings per share on a GAAP basis was $1.06. Segment operating profit on a GAAP basis was $1,235 million and included net charges of $171 million, or approximately $0.30 per share, related to impairments and restructuring, net of a contingent loss reversal, and a gain of $7 million related to the sale of certain assets.

Adjusted segment operating profit was $1,399 million for the fourth quarter, a 16% decrease versus the prior year period. Adjusted earnings per share were $1.36. Lower pricing and execution margins led to a decline of $0.21 per share versus the prior year period, largely reflecting the impact of lower crush and origination margins. Improved manufacturing costs, primarily related to lower input and energy costs, led to an increase of $0.18 per share versus the prior year. Lower equity earnings and cycling one-time legal recovery benefits led to a $0.34 per share decrease in the fourth quarter of 2023 versus the prior year period. Unplanned downtime at Decatur complex also negatively impacted fourth quarter EPS.

For the full year, earnings per share on a GAAP basis was $6.43. Segment operating profit on a GAAP basis was $5,900 million and included net charges of $361 million or approximately $0.56 per share related to impairments and restructuring, net of a contingent loss reversal, and a gain of $17 million or approximately $0.03 per share related to the sale of certain assets.

Adjusted segment operating profit was $6,244 million for the full year, a 6% decrease versus the prior year. Adjusted earnings per share were $6.98. Improved pricing and positive mark to market timing impacts were a $0.77 per share benefit. Overall volume declined, resulting in a $0.29 per share reduction versus the prior year. Higher manufacturing costs, partially related to unplanned downtime at the Decatur complex, led to a $0.41 per share decrease versus the prior year. Increased corporate costs related to higher interest rates and 1ADM implementation, partially offset by higher ADMIS, drove a decrease of $0.30 per share versus the prior year. Lower equity earnings, primarily related to Wilmar, attributed a $0.46 per share decrease versus the prior year. Benefits from share repurchases of $0.26 were more than offset by negative impacts of $0.20 related to a higher adjusted income tax rate, and cycling one-time benefits from the legal recovery and Biofuel Producer Recovery Program.

4Q 2023 Segment Overview

($ in millions, except where noted)	4Q 2023	4Q 2022[2]	% Change
Adjusted Segment Operating Profit[1]	$1,399	$1,665	(16)%
Ag Services & Oilseeds	954	1,194	(20)%
Carbohydrate Solutions	309	277	12%
Nutrition	(10)	105	(110)%
Other	146	89	64%

FY 2023 Segment Overview

($ in millions, except where noted)	FY 2023	FY 2022[2]	% Change
Adjusted Segment Operating Profit[1]	$6,244	$6,649	(6)%
Ag Services & Oilseeds	4,067	4,401	(8)%
Carbohydrate Solutions	1,375	1,413	(3)%
Nutrition	427	668	(36)%
Other	375	167	125%

1 Non-GAAP financial measures; see pages 6, 7, 8, 13 and 14 for explanations and reconciliations.

2 2022 Ag Services & Oilseeds, Carbohydrate Solutions, and Nutrition segment operating profits have been revised to reflect immaterial error corrections with no change to total Adjusted Segment Operating Profit. See Note 17, Segment and Geographic Information of the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2023.
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Ag Services and Oilseeds Summary
AS&O segment operating profit was $954 million during the fourth quarter of 2023, down 20% compared to the prior year period. The decrease was driven by lower margins, as global grain and oilseed supplies recovered, pressuring commodity price levels. Improved volumes, primarily driven by record export volumes out of Brazil, and lower costs partially offset the impact from lower margins. Equity earnings from Wilmar were approximately 59% lower versus the prior year. The prior year period also included a $110 million legal recovery in Ag Services. During the quarter, there were approximately $35 million of net positive mark-to-market timing effects, compared to approximately $80 million of net negative impacts in the prior year quarter.

For the full year, AS&O delivered $4,067 million in segment operating profit, 8% lower than the record level in 2022. Ag Services adjusted segment operating profit was 15% lower versus the prior year, as reduced export volume and margins in North America origination were partially offset by record South American export volumes. In Global Trade, the stabilization of trade flows led to lower results compared to 2022.

Crushing segment operating profit for the full year was $346 million lower versus the prior year as improved processed volumes were more than offset by lower crush margins and higher manufacturing costs.

Refined Products and Other (RPO) results were $469 million higher for the full year, driven by higher volumes and margins in biodiesel. Market volatility drove positive timing impacts of approximately $235 million, compared to negative timing impacts of approximately $90 million in the prior year.

Equity earnings from Wilmar were $303 million in 2023, approximately 45% lower than the prior year.

4Q 2023 AS&O Overview

($ in millions, except where noted)	4Q 2023	4Q 2022	% Change
Segment Operating Profit	$954	$1,194	(20)%
Ag Services	214	417	(49)%
Crushing	389	389	—%
Refined Products and Other	280	214	31%
Wilmar	71	174	(59)%

FY 2023 AS&O Overview

($ in millions, except where noted)	FY 2023	FY 2022	% Change
Segment Operating Profit	$4,067	$4,401	(8)%
Ag Services	1,168	1,374	(15)%
Crushing	1,290	1,636	(21)%
Refined Products and Other	1,306	837	56%
Wilmar	303	554	(45)%

Carbohydrate Solutions Summary
Carbohydrate Solutions segment operating profit was $309 million during the fourth quarter of 2023, up 12% compared to the prior year period. The Starches & Sweeteners sub-segment increased $9 million, as higher pricing and lower input costs offset headwinds from lower volumes and co-product margins. In Vantage Corn Processing (VCP), results improved $23 million as strong export demand and steady domestic blending supported margins and higher ethanol production.

For the full year, Carbohydrate Solutions segment operating profit was $1,375 million, 3% lower versus the prior year. Higher starches & sweeteners pricing and mix were offset by weaker volumes and cycling one-time benefits in 2022 of $50 million related to USDA Biofuel Producer Recovery Program in VCP.

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4Q 2023 Carbohydrate Solutions Overview

($ in millions, except where noted)	4Q 2023	4Q 2022	% Change
Segment Operating Profit	$309	$277	12%
Starches and Sweeteners	312	303	3%
Vantage Corn Processors	(3)	(26)	88%

FY 2023 Carbohydrate Solutions Overview

($ in millions, except where noted)	FY 2023	FY 2022	% Change
Segment Operating Profit	$1,375	$1,413	(3)%
Starches and Sweeteners	1,329	1,376	(3)%
Vantage Corn Processors	46	37	24%

Nutrition Summary
Nutrition segment operating profit was negative $10 million during the fourth quarter of 2023, down 110% compared to the prior year period. Human Nutrition segment operating profit was negative $25 million, approximately $112 million lower versus the prior year period, as operational challenges led to lower volumes and increased manufacturing costs. The quarter also included negative impacts of $64 million related to deconsolidation and write-down of a joint venture, and an investment valuation loss. Unplanned downtime at Decatur East was also a negative impact. Animal Nutrition operating profit of $15 million was 17% lower versus the prior year, driven largely by lower amino acid margins and lower sub-segment volumes overall.

For the full year, Nutrition segment operating profit was $427 million, 36% lower versus the prior year. Human Nutrition results of $417 million were 25% lower than the prior year, as higher pricing was more than offset by weaker volumes and increased costs. The full year also included negative impacts of $64 million related to deconsolidation and write-down of a joint venture, and an investment valuation loss. Unplanned downtime at Decatur East was also a negative impact. Animal Nutrition results of $10 million were 91% lower compared to the prior year primarily driven by the normalization of amino acid margins and lower volumes.

4Q 2023 Nutrition Overview

($ in millions, except where noted)	4Q 2023	4Q 2022	% Change
Segment Operating Profit	$(10)	$105	(110)%
Human Nutrition	(25)	87	(129)%
Animal Nutrition	15	18	(17)%

FY 2023 Nutrition Overview

($ in millions, except where noted)	FY 2023	FY 2022	% Change
Segment Operating Profit	$427	$668	(36)%
Human Nutrition	417	557	(25)%
Animal Nutrition	10	111	(91)%

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Other and Corporate Summary
For the fourth quarter, Other segment operating profit was $146 million, up 64% compared to the prior year period.

For the full year, Other segment operating profit was $375 million, up 125% compared to the prior year. Higher Captive Insurance results on new program premiums were partially offset by higher claim losses. ADM Investor Services results improved on higher net interest income.

In Corporate, for the full year, net interest expense increased year-over-year on higher short term interest rates. Unallocated corporate costs increased versus the prior year on higher global technology spend to support digital transformation efforts. Other Corporate was unfavorable compared to the prior year due to one-time investment valuation losses of approximately $57 million.

Outlook
The Company provided guidance for the full year 2024. ADM expects adjusted earnings per share in the range of $5.25 to $6.25 per share2, down 18% at the midpoint compared to 2023, reflecting moderating margin conditions and higher costs offsetting improved volumes.

In AS&O, global grain and oilseed supply is expected to increase as anticipated improvements in weather would support larger production levels in key South American countries. Assuming commodity prices ease from recent highs and trade flows adjust to the dislocations created over the past two years, the Company anticipates global soybean crush margin will decline in 2024, likely moving into a range of $35/Metric Ton (MT) to $60/MT. From the demand side, we continue to expect vegetable oil demand growth from renewable diesel and low single digit soybean meal demand growth to support structural margin improvement.

In Carbohydrate Solutions, we anticipate strong volumes and lower energy costs to support margin expansion in starches and sweeteners, partially offset by lower milling margins and ethanol margins, leading to slightly lower operating income versus 2023.

In Nutrition, we expect mid single digit revenue growth and operating income to be higher versus 2023.

Share Repurchase Authorization

ADM also announced the Company’s Board has authorized management to repurchase an additional $2 billion of the Company’s shares under ADM’s existing 200 million share repurchase program that runs through 2024. The Company intends to initiate this capital return expeditiously utilizing available cash on hand and intends to make approximately $1 billion of this capital return through an accelerated share repurchase (“ASR”).

As of December 31, 2023, ADM had approximately 52 million shares remaining for repurchase under its existing 200 million share program which commenced in 2015 and was then increased and extended in 2019. Since 2015, ADM has repurchased $8.6 billion of its common stock under this program.

2Forecasted GAAP Earnings Reconciliation: ADM is not presenting forecasted GAAP earnings per diluted share or a quantitative reconciliation to forecasted adjusted earnings per diluted share in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to our Consolidated Statements of Earnings.

Audit Committee Investigation Update

In a separate release issued today, ADM announced that it has substantially completed its previously announced investigation of intersegment transactions. Additional information will be available in ADM’s Form 10-K filing with the SEC.

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Conference Call Information

ADM will host a webcast today, March 12, 2023, at 8 a.m. Central Time to discuss financial results and provide a company update. To listen to the webcast, go to www.adm.com/webcast. A replay of the webcast will also be available for an extended period of time at www.adm.com/webcast.

About ADM

ADM unlocks the power of nature to enrich the quality of life. We’re a premier global human and animal nutrition company, delivering solutions today with an eye to the future. We’re blazing new trails in health and well-being as our scientists develop groundbreaking products to support healthier living. We’re a cutting-edge innovator leading the way to a new future of plant-based consumer and industrial solutions to replace petroleum-based products. We’re an unmatched agricultural supply chain manager and processor, providing food security by connecting local needs with global capabilities. And we’re a leader in sustainability, scaling across entire value chains to help decarbonize our industry and safeguard our planet. From the seed of the idea to the outcome of the solution, we give customers an edge in solving the nutritional and sustainability challenges of today and tomorrow. Learn more at www.adm.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical fact included in this release, are forward-looking statements. You can identify forward-looking statements by the fact they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “outlook,” “will,” “should,” “can have,” “likely,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to significant risks, uncertainties and changes in circumstances that could cause actual results and outcomes to differ materially from the forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, without limitation, those that are described in the Company’s most recent Annual Report on Form 10-K and in other documents that the Company files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, ADM does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the date of this announcement, whether as a result of new information, future events, changes in assumptions or otherwise.

Non-GAAP Financial Measures

The Company uses certain “Non-GAAP” financial measures as defined by the Securities and Exchange Commission. These are measures of performance not defined by accounting principles generally accepted in the United States, and should be considered in addition to, not in lieu of, GAAP reported measures. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in this press release.

Adjusted net earnings and Adjusted earnings per share (EPS). Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described in the reconciliation tables below. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of specified items as more fully described in the reconciliation tables below. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.
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Segment operating profit and adjusted segment operating profit. Segment operating profit is ADM’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit, a non-GAAP measure, is segment operating profit excluding specified items. Management believes that segment operating profit and adjusted segment operating profit are useful measures of ADM’s performance because they provide investors information about ADM’s business unit performance excluding corporate overhead costs as well as specified items. Segment operating profit and adjusted segment operating profit are not measures of consolidated operating results under U.S. GAAP and should not be considered alternatives to income before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP.

Adjusted Return on Invested Capital (ROIC). Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities and other specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

ADM presents guidance of forecasted adjusted EPS for the full year 2024 in this release. ADM is not able to present forecasted GAAP EPS or a quantitative reconciliation to forecasted adjusted EPS in reliance on the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K. ADM is unable to predict with reasonable certainty and without unreasonable effort the impact of any impairment and timing of restructuring-related and other charges, along with acquisition-related expenses and the outcome of certain regulatory, legal and tax matters. The financial impact of these items is uncertain and is dependent on various factors, including timing, and could be material to ADM’s consolidated statements of earnings.

Media Contact
Brett Lutz
media@adm.com
312-634-8484

Investor Relations
Megan Britt
Megan.Britt@adm.com
872-257-8378

Financial Tables Follow

Source: Corporate Release
Source: ADM
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Segment Operating Profit, Adjusted Segment Operating Profit (a non-GAAP financial measure)
and Corporate Results
(unaudited)

	Quarter ended			Year ended
	December 31			December 31
(In millions)	2023	2022	Change	2023	2022	Change

Segment Operating Profit	$1,235	$1,611	$(376)	$5,900	$6,549	$(649)
Specified items:
(Gain) loss on sales of assets	(7)	(17)	10	(17)	(47)	30
Impairment and restructuring charges and settlement contingencies	171	71	100	361	147	214
Adjusted Segment Operating Profit	$1,399	$1,665	$(266)	$6,244	$6,649	$(405)

Ag Services and Oilseeds	$954	$1,194	$(240)	$4,067	$4,401	$(334)
Ag Services	214	417	(203)	1,168	1,374	(206)
Crushing	389	389	—	1,290	1,636	(346)
Refined Products and Other	280	214	66	1,306	837	469
Wilmar	71	174	(103)	303	554	(251)

Carbohydrate Solutions	$309	$277	$32	$1,375	$1,413	$(38)
Starches and Sweeteners	312	303	9	1,329	1,376	(47)
Vantage Corn Processors	(3)	(26)	23	46	37	9

Nutrition	$(10)	$105	$(115)	$427	$668	$(241)
Human Nutrition	(25)	87	(112)	417	557	(140)
Animal Nutrition	15	18	(3)	10	111	(101)

Other Business	$146	$89	$57	$375	$167	$208

Segment Operating Profit	$1,235	$1,611	$(376)	$5,900	$6,549	$(649)

Corporate Results	$(501)	$(398)	$(103)	$(1,606)	$(1,316)	$(290)

Interest expense - net	(105)	(94)	(11)	(431)	(333)	(98)
Unallocated corporate costs	(336)	(299)	(37)	(1,144)	(1,026)	(118)
Other	(58)	1	(59)	(24)	40	(64)
Specified items:
Expenses related to acquisitions	(1)	—	(1)	(7)	(2)	(5)
Gain on debt conversion option	—	(3)	3	6	9	(3)
Loss on sale of assets	—	—	—	—	(3)	3
Restructuring (charges) adjustment	(1)	(3)	2	(6)	(1)	(5)
Earnings Before Income Taxes	$734	$1,213	$(479)	$4,294	$5,233	$(939)

Segment operating profit is ADM’s consolidated income from operations before income tax excluding corporate items. Adjusted segment operating profit, a non-GAAP financial measure, is segment operating profit excluding specified items. Management believes that segment operating profit and adjusted segment operating profit are useful measures of ADM’s performance because they provide investors information about ADM’s business unit performance excluding corporate overhead costs as well as specified items. Segment operating profit and adjusted segment operating profit are not measures of consolidated operating results under U.S. GAAP and should not be considered alternatives to income before income taxes, the most directly comparable GAAP financial measure, or any other measure of consolidated operating results under U.S. GAAP.
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Consolidated Statements of Earnings
(unaudited)

	Quarter ended		Year ended
	December 31		December 31
	2023	2022	2023	2022
	(in millions, except per share amounts)

Revenues	$22,978	$25,939	$93,935	$101,556
Cost of products sold (1)	21,238	24,177	86,422	93,986
Gross profit	1,740	1,762	7,513	7,570
Selling, general, and administrative expenses (2)	919	897	3,456	3,358
Asset impairment, exit, and restructuring costs	196	36	342	66
Equity in (earnings) losses of unconsolidated affiliates	(143)	(226)	(551)	(832)
Interest and investment income	(71)	(117)	(499)	(293)
Interest expense (3)	165	134	647	396
Other (income) expense - net (4,5)	(60)	(175)	(176)	(358)
Earnings before income taxes	734	1,213	4,294	5,233
Income tax expense (benefit) (6)	192	189	828	868
Net earnings including noncontrolling interests	542	1,024	3,466	4,365

Less: Net earnings (losses) attributable to noncontrolling interests	(23)	5	(17)	25
Net earnings attributable to ADM	$565	$1,019	$3,483	$4,340

Diluted earnings per common share	$1.06	$1.84	$6.43	$7.71

Average diluted shares outstanding	531	554	542	563

(1) Includes a contingency loss adjustment of $13 million related to import duties in the current quarter, and a net reversal of charges related to inventory writedowns of $5 million and a net contingency loss provision of $49 million related to import duties in the current YTD. Includes charges related to inventory writedowns in Ukraine of $3 million and $39 million in the prior-year quarter and YTD, respectively, partially offset by an insurance settlement of $2 million in the prior-year YTD.

(2) Includes acquisition-related expenses of $1 million and $7 million in the current quarter and YTD, respectively, and a contingency loss adjustment of $8 million in the current YTD. Includes settlement contingencies of $34 million and $44 million in the prior-year quarter and YTD, respectively. Also includes acquisition-related expenses of $2 million in the prior-year YTD.

(3) Includes (gains) losses related to the mark-to-market adjustment of the conversion option of the exchangeable bond issued in August 2020 of $(6) million in the current YTD and $3 million and ($9) million in the prior-year quarter and YTD, respectively.

(4) Includes net (gains) losses related to the sale of certain assets of $(7) million and $(17) million in the current quarter and YTD, respectively, and ($17) million and ($44) million in the prior-year quarter and YTD, respectively.

(5) Includes a contingency loss adjustment of $11 million in the current quarter and YTD.

(6) Includes the tax expense (benefit) impact of specified items and tax discrete items totaling $(11) million and $(49) million in the current quarter and YTD, respectively, and ($10) million and ($16) million in the prior-year quarter and YTD, respectively.

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Summary of Financial Condition
(unaudited)

	December 31, 2023	December 31, 2022
	(in millions)
Net Investment In
Cash and cash equivalents	$1,368	$1,037
Operating working capital	9,843	11,627
Property, plant, and equipment	10,508	9,933
Investments in affiliates	5,500	5,467
Goodwill and other intangibles	6,341	6,544
Other non-current assets	2,515	2,420
	$36,075	$37,028
Financed By
Short-term debt	$105	$503
Long-term debt, including current maturities	8,260	8,677
Deferred liabilities	3,245	3,232
Temporary equity	320	299
Shareholders’ equity	24,145	24,317
	$36,075	$37,028

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Summary of Cash Flows
(unaudited)

	Year ended
	December 31
	2023	2022
	(in millions)
Operating Activities
Net earnings	$3,466	$4,365
Depreciation and amortization	1,059	1,028
Asset impairment charges	309	37
(Gains) losses on sales/revaluation of assets	38	(115)
Other - net	(145)	(305)
Other changes in operating assets and liabilities	(267)	(1,532)
Total Operating Activities	4,460	3,478

Investing Activities
Purchases of property, plant and equipment	(1,494)	(1,319)
Net assets of businesses acquired	(23)	(22)
Proceeds from sale of business/assets	60	131
Investments in affiliates	(18)	(77)
Other investing activities	(21)	(113)
Total Investing Activities	(1,496)	(1,400)

Financing Activities
Long-term debt borrowings	501	752
Long-term debt payments	(963)	(482)
Net borrowings (payments) under lines of credit	(390)	(428)
Share repurchases	(2,673)	(1,450)
Cash dividends	(977)	(899)
Other	(102)	8
Total Financing Activities	(4,604)	(2,499)
Effect of exchange rate on cash, cash equivalents, restricted cash, and restricted cash equivalents	(3)	—
Increase (decrease) in cash, cash equivalents, restricted cash, and restricted cash equivalents	(1,643)	(421)
Cash, cash equivalents, restricted cash, and restricted cash equivalents - beginning of period	7,033	7,454
Cash, cash equivalents, restricted cash, and restricted cash equivalents - end of period	$5,390	$7,033

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Segment Operating Analysis
(unaudited)

	Quarter ended		Year ended
	December 31		December 31
	2023	2022	2023	2022
	(in ‘000s metric tons)
Processed volumes (by commodity)
Oilseeds	8,841	8,565	34,899	32,952
Corn	4,718	4,589	18,067	18,558
Total processed volumes	13,559	13,154	52,966	51,510

	Quarter ended		Year ended
	December 31		December 31
	2023	2022	2023	2022
	(in millions)
Revenues
Ag Services and Oilseeds	$18,524	$20,740	$73,426	$79,563
Carbohydrate Solutions	2,631	3,263	12,874	13,961
Nutrition	1,721	1,845	7,211	7,636
Other Business	102	91	424	396
Total revenues	$22,978	$25,939	$93,935	$101,556

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Adjusted Earnings Per Share
A non-GAAP financial measure
(unaudited)

	Quarter ended December 31				Year ended December 31
	2023		2022		2023		2022
	In millions	Per share	In millions	Per share	In millions	Per share	In millions	Per share
Net earnings and fully diluted EPS	$565	$1.06	$1,019	$1.84	$3,483	$6.43	$4,340	$7.71
Adjustments:
Loss (gain) on sales of assets and businesses (a)	(5)	—	(13)	(0.02)	(12)	(0.03)	(33)	(0.06)
Impairment and restructuring charges and settlement contingencies (b)	158	0.30	55	0.10	310	0.57	115	0.21
Expenses related to acquisitions (c)	1	—	—	—	6	0.01	1	—
Gain on debt conversion option (d)	—	—	3	—	(6)	(0.01)	(9)	(0.02)
Tax adjustment (e)	1	—	5	0.01	4	0.01	7	0.01
Sub-total adjustments	155	0.30	50	0.09	302	0.55	81	0.14
Adjusted net earnings and adjusted EPS	$720	$1.36	$1,069	$1.93	$3,785	$6.98	$4,421	$7.85

(a)Current quarter and YTD gain of $7 million and $17 million pretax ($5 million and $12 million after tax), respectively, was related to the sale of certain assets, tax effected using the applicable tax rates. Prior-year quarter and YTD gains of $17 million and $44 million pretax ($13 million and $33 million after tax), respectively was related to the sale of certain assets, tax effected using the applicable tax rates.
(b)Current quarter and YTD charges of $196 million and $337 million pretax ($176 million and $287 million after tax), respectively, were related to the impairment of certain long-lived assets, goodwill, and other intangibles, and restructuring. Also included in the current quarter and YTD are contingency loss adjustments of $(11) million and $(19) million pretax ($(8) million and $(14) million after tax), respectively, and a contingency adjustment/net provision related to import duties of $(13) million and $49 million pretax ($(10) million and $37 million after tax), respectively, tax effected using the applicable tax rates. Prior-year quarter and YTD charges of $74 million and $148 million pretax ($55 million and $115 million after tax), respectively, were related to the impairment of certain assets, restructuring, and settlement contingencies, tax effected using the applicable tax rates. Prior-year YTD charges were also partially offset by an insurance settlement, tax effected using the applicable tax rate.
(c)Current quarter and YTD expenses of $1 million and $7 million pretax ($1 million and $6 million after tax), respectively, were related to certain acquisitions, tax effected using the Company’s U.S. income tax rate. Prior-year YTD acquisition-related expenses were $2 million pretax ($1 million after tax), tax effected using the applicable tax rates.
(d)Current YTD gain on debt conversion option of $6 million pretax ($6 million after tax) and prior-year quarter loss and YTD gain on debt conversion of $3 million and $9 million pretax ($3 million and $9 million after tax), respectively, was related to the mark-to-market adjustment of the conversion option of the exchangeable bonds issued in August 2020, tax effected using the applicable tax rate.
(e)Tax expense adjustment due to certain discrete items totaling $1 million and $4 million in the current quarter and YTD, respectively, and $5 million and $7 million in the prior-year quarter and YTD, respectively.

Adjusted net earnings reflects ADM’s reported net earnings after removal of the effect on net earnings of specified items as more fully described above. Adjusted EPS reflects ADM’s fully diluted EPS after removal of the effect on EPS as reported of specified items as more fully described above. Management believes that Adjusted net earnings and Adjusted EPS are useful measures of ADM’s performance because they provide investors additional information about ADM’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. These non-GAAP financial measures are not intended to replace or be alternatives to net earnings and EPS as reported, the most directly comparable GAAP financial measures, or any other measures of operating results under GAAP. Earnings amounts described above have been divided by the company’s diluted shares outstanding for each respective period in order to arrive at an adjusted EPS amount for each specified item.

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Adjusted Return on Invested Capital
A non-GAAP financial measure
(unaudited)

Adjusted ROIC Earnings (in millions)
					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Dec. 31, 2023

Net earnings attributable to ADM	$1,170	$927	$821	$565	$3,483
Adjustments:
Interest expense	100	124	97	109	430
Other adjustments	(12)	130	76	167	361
Total adjustments	88	254	173	276	791
Tax on adjustments	(26)	(52)	(40)	(38)	(156)
Net adjustments	62	202	133	238	635
Total Adjusted ROIC Earnings	$1,232	$1,129	$954	$803	$4,118

Adjusted Invested Capital (in millions)

	Quarter Ended				Trailing Four
	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Quarter Average

Equity (1)	$24,860	$24,939	$25,228	$24,132	$24,790
+ Interest-bearing liabilities (2)	10,512	8,675	8,346	8,370	8,976
Other adjustments	(14)	108	59	155	77
Total Adjusted Invested Capital	$35,358	$33,722	$33,633	$32,657	$33,843

Adjusted Return on Invested Capital					12.2%

(1) Excludes noncontrolling interests
(2) Includes short-term debt, current maturities of long-term debt, finance lease obligations, and long-term debt

Adjusted ROIC is Adjusted ROIC earnings divided by adjusted invested capital. Adjusted ROIC earnings is ADM’s net earnings adjusted for the after-tax effects of interest expense on borrowings, and specified items. Adjusted invested capital is the sum of ADM’s equity (excluding noncontrolling interests) and interest-bearing liabilities adjusted for the after-tax effect of specified items. Management believes Adjusted ROIC is a useful financial measure because it provides investors information about ADM’s returns excluding the impacts of specified items and increases period-to-period comparability of underlying business performance. Management uses Adjusted ROIC to measure ADM’s performance by comparing Adjusted ROIC to its weighted average cost of capital (WACC). Adjusted ROIC, Adjusted ROIC earnings and Adjusted invested capital are non-GAAP financial measures and are not intended to replace or be alternatives to GAAP financial measures.

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Adjusted Earnings Before Interest, Taxes, and Depreciation and Amortization (EBITDA)
A non-GAAP financial measure
(unaudited)

The tables below provide a reconciliation of net earnings to adjusted EBITDA and adjusted EBITDA by segment for the trailing four quarters ended December 31, 2023.

					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Dec. 31, 2023
			(in millions)
Net earnings	$1,170	$927	$821	$565	$3,483
Net earnings (losses) attributable to noncontrolling interests	2	1	3	(23)	(17)
Income tax expense	225	204	207	192	828
Earnings before income taxes	1,397	1,132	1,031	734	4,294
Interest expense	100	124	97	109	430
Depreciation and amortization	259	262	261	277	1,059
(Gain) loss on sales of assets and businesses	(1)	(11)	2	(7)	(17)
Impairment and restructuring charges and settlement contingencies	7	117	71	172	367
Railroad maintenance expense	—	2	26	39	67
Expenses related to acquisitions	—	3	3	1	7
Adjusted EBITDA	$1,762	$1,629	$1,491	$1,325	$6,207

					Four Quarters
	Quarter Ended				Ended
	Mar. 31, 2023	Jun. 30, 2023	Sep. 30, 2023	Dec. 31, 2023	Dec. 31, 2023
			(in millions)
Ag Services and Oilseeds	$1,301	$1,143	$937	$1,053	$4,434
Carbohydrate Solutions	358	397	546	387	1,688
Nutrition	203	237	197	58	695
Other Business	97	84	44	143	368
Corporate	(197)	(232)	(233)	(316)	(978)
Adjusted EBITDA	$1,762	$1,629	$1,491	$1,325	$6,207

Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, and amortization, adjusted for specified items. The Company calculates adjusted EBITDA by removing the impact of specified items and adding back the amounts of interest expense on borrowings and depreciation and amortization to earnings before income taxes. Management believes that adjusted EBITDA is a useful measure of the Company’s performance because it provides investors additional information about the Company’s operations allowing better evaluation of underlying business performance and better period-to-period comparability. Adjusted EBITDA is a non-GAAP financial measure and is not intended to replace or be an alternative to net earnings, the most directly comparable GAAP financial measure.
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